Exhibit 99.1

For Immediate Release	CONTACT:	Marie Remboulis 248/354-9809

Paula Silver 248/354-4530

Federal-Mogul Corporation announces effective date for resolution of UK Administrated Businesses

Southfield, Michigan, October 11, 2006 . . .Federal-Mogul Corporation announced that the United Kingdom Administrated Company Voluntary Arrangements (CVAs) resolution became effective today. Federal-Mogul retains under the CVAs all of the UK Administrated businesses. The UK Administrated companies include activities in Europe, the Americas and Asia-Pacific. This completes a substantial portion of Federal-Mogul’s global restructuring, which began on October 1, 2001, when the Company decided to separate its asbestos liabilities from its true operating potential by voluntarily filing for Administration proceedings in the UK and for financial restructuring in the United States under Chapter 11 of the Bankruptcy Code.

Federal-Mogul and the Plan Co-proponents in the U.S. are working to finalize the Amended Chapter 11 Plan of Reorganization, the Supplemental Disclosure Statement and a Supplemental Voting and Notice Procedures Motion that is expected to soon lead to emergence from bankruptcy.

“We are pleased with the recent developments that bring the company closer to emergence from a complex bankruptcy proceeding,” said Federal-Mogul Chairman, President and Chief Executive Officer José Maria Alapont. “We remain focused on our global profitable growth strategy to provide world-class products and services with leading technology and innovation that satisfy customer, employee and stakeholder expectations.”

About Federal-Mogul

Federal-Mogul Corporation is a leading global supplier, serving the world’s foremost original equipment manufacturers of automotive, light commercial, heavy-duty truck, agricultural, marine, rail, off-road and industrial vehicles, as well as the worldwide aftermarket. The Company’s leading technology and innovation, lean manufacturing expertise, as well as marketing and distribution deliver world-class products, brands and services with quality excellence at a competitive cost. Federal-Mogul is focused on its global profitable growth strategy, creating value and satisfaction for its customers, employees and stakeholders. Federal-Mogul was founded in Detroit in 1899. The Company is headquartered in Southfield, Michigan, and employs 45,000 people in 35 countries. Visit the company’s Web site at www.federalmogul.com.

Forward-Looking Statements

Statements contained in this press release, which are not historical fact, constitute “Forward-Looking Statements.” Actual results may differ materially due to numerous important factors that are described in Federal-Mogul’s most recent report to the SEC on Form 10-K, which may be revised or supplemented in subsequent reports to the SEC on Forms 10-Q and 8-K. Such factors include, among others, the cost and timing of implementing restructuring actions, the results of the Chapter 11 and U.K. Administration proceedings, the Company’s ability to generate cost savings or manufacturing efficiencies to offset or exceed contractually or competitively required price reductions or price reductions to obtain new business, conditions in the automotive industry, and certain global and regional economic conditions. Federal-Mogul does not intend or assume any obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release.